February 19, 2026

Moody’s Corporation
7 World Trade Center at 250 Greenwich Street
New York, New York, 10007
Re:    Moody’s Corporation
Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to Moody’s Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act, together or separately and in one or more series (if applicable) of the Company’s unsecured debt securities, which may either be senior debt securities (“Senior Debt Securities”) or senior subordinated debt securities (“Senior Subordinated Debt Securities” and, collectively with the Senior Debt Securities, the “Debt Securities”).
The Debt Securities are to be issued under an indenture dated as of August 19, 2010, between the Company and Computershare Trust Company, National Association, as successor to Wells Fargo Bank, National Association, as trustee (the “Base Indenture”).
In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Base Indenture, forms of the Debt Securities, and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.
We have assumed without independent investigation that:
(i)at the time any Debt Securities are sold pursuant to the Registration Statement (the “Relevant Time”), the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws;

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(ii)at the Relevant Time, a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby and all related documentation and will comply with all applicable laws;
(iii)all Debt Securities will be issued and sold in the manner stated in the Registration Statement and the applicable prospectus supplement;
(iv)at the Relevant Time, (a) all corporate or other action required to be taken by the Company to duly authorize each proposed issuance of Debt Securities and any related documentation, and (b) the execution (in the case of certificated Debt Securities), delivery and performance of the Debt Securities and any related documentation referred to in the opinion expressed below) shall have been duly completed and shall remain in full force and effect;
(v)at the Relevant Time, the Base Indenture shall have been duly qualified under the Trust Indenture Act of 1939, as amended; and
(vi)at the Relevant Time, a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to any Debt Securities offered or issued will have been duly authorized by all necessary corporate or other action of the Company and duly executed and delivered by the Company and the other parties thereto.
Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that, with respect to any Debt Securities, when:
a.the terms and conditions of such Debt Securities have been duly established by supplemental indenture or officers’ certificate in accordance with the terms and conditions of the Base Indenture,
b.any such supplemental indenture has been duly executed and delivered by the Company and the relevant trustee (together with the Base Indenture, the “Indenture”), and
c.such Debt Securities have been executed (in the case of certificated Debt Securities), delivered and authenticated in accordance with the terms of the applicable Indenture and issued and sold for the consideration set forth in the applicable definitive purchase, underwriting or similar agreement, such Debt Securities will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.
The opinions expressed above are subject to the following exceptions, qualifications, limitations and assumptions:
A.We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York. This opinion is limited to the effect of the current state of the laws of the State of New York and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

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B.The opinions above with respect to the Indenture and the Debt Securities are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or
C.preferential transfers; and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.
D.We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws; (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws; (iii) any waiver of the right to jury trial; or (iv) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.
You have informed us that you intend to issue Debt Securities from time to time on a delayed or continuous basis, and we understand that prior to issuing any Debt Securities pursuant to the Registration Statement (i) you will advise us in writing of the terms thereof, and (ii) you will afford us an opportunity to (x) review the operative documents pursuant to which such Debt Securities are to be issued or sold (including the applicable offering documents), and (y) file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate.
We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Validity of Securities” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Gibson, Dunn & Crutcher LLP